Exhibit 20

Farmers & Merchants Bancorp Annualized Shareholder Returns Eighteen-Year Period: 1997 through 2014 100 shares of F&M Bancorp common stock were valued at $13,500 on December 31, 1996 based upon a per share price of $135. Eighteen years later, as of December 31, 2014, the total shareholder return on this investment was $79,200 representing an annualized rate of return of 13.58%, well in excess of the return of the S&P or Dow stock index averages* for the same period.18-Year Annualized Total Returns 15 12 9 6 3 0 13.58% F&M stock 8.23% Dow Average 7.79% S&P Average Total shareholder return of $79,200 was comprised of: (1) an increase in market value of $56,413 based upon the original 100 shares growing to 151 shares as a result of several annual 5% stock splits, combined with an increase in share price to $463 as of December 31, 2014; and (2) receipt of $22,787 in total cash dividends and payments over the 18-year period. The cumulative dividend payments alone were greater than the original investment value. *Source: Bloomberg for Dow and S&P Data